SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated January 10, 2019 between
HOYA CAPITAL REAL ESTATE, LLC
and
PENSERRA CAPITAL MANAGEMENT LLC
and
ETF SERIES SOLUTIONS

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the greater of (1) the minimum annual fee or (2) the daily aggregate net assets of the Funds listed below in accordance with the following fee schedule:

Fund	Minimum Annual Fee	Rate
Hoya Capital Housing ETF	$18,000	0.05% on the first $100 million; 0.04% on the next $150 million; 0.03% on the next $250 million; and 0.02% on net assets in excess of $500 million
Hoya Capital High Dividend Yield ETF	$18,000

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of July 22, 2021.

HOYA CAPITAL REAL ESTATE, LLC

By:	/s/ Alex Pettee
Name:	Alex Pettee
Title:	President, Hoya Capital

PENSERRA CAPITAL MANAGEMENT LLC

By:	/s/ Dustin Lewellyn
Name:	Dustin Lewellyn
Title:	Partner / Chief Investment Officer

ETF SERIES SOLUTIONS

By:	/s/ Michael D. Barolsky
Name:	Michael D. Barolsky
Title:	Vice President and Secretary